-------------------                                          ------------------
CUSIP No. 629428105                                          Page 1 of 15 Pages
-------------------                                          ------------------



SEC 1745 (02-02): Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                    -----------------------------------------
                                (Amendment No. 1)



                         NMS Communications Corporation
                         ------------------------------
                                 (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    629428105
                                 --------------
                                 (CUSIP Number)


                                December 31, 2005
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                               Page 1 of 15 Pages

-------------------                                          ------------------
CUSIP No. 629428105                                          Page 2 of 15 Pages
-------------------                                          ------------------

        --------- --------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Sidus Investment Partners, L.P.
                  Tax I.D.#:13-4100882

        --------- --------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [x]
           2                                                         (b) [ ]

        --------- --------------------------------------------------------------
                  SEC USE ONLY
           3

        --------- --------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           4
                  DELAWARE

        ----------------------- ------------------------------------------------
                                          SOLE VOTING POWER
                                   5
                                          0
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY  -------------------------------------------------
        EACH REPORTING PERSON
                 WITH              6      SHARED VOTING POWER

                                          2,839,300

                                ------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   7
                                          0

                                ------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   8

                                          2,839,300

        ------------------------------------------------------------------------

            9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    5.9%

        ------------------------------------------------------------------------
            10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES   [  ]

        ------------------------------------------------------------------------

            11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.9%

        ------------------------------------------------------------------------
            12      TYPE OF REPORTING PERSON

                    PN
        ------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 629428105                                          Page 3 of 15 Pages
-------------------                                          ------------------

        ------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Sidus Investments, Ltd.

        ------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [x]
           2                                                         (b) [ ]

        ------------------------------------------------------------------------
                  SEC USE ONLY
           3

        ------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           4
                  CAYMAN ISLANDS

        ------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                   5
                                          0
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY  -------------------------------------------------
        EACH REPORTING PERSON
                 WITH              6      SHARED VOTING POWER

                                          2,839,300

                                ------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   7
                                          0

                                ------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   8

                                          2,839,300

        ------------------------------------------------------------------------

            9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    5.9%

        ------------------------------------------------------------------------
            10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES   [  ]

        ------------------------------------------------------------------------

            11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.9%

        ------------------------------------------------------------------------
            12      TYPE OF REPORTING PERSON

                    OO
        ------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 629428105                                          Page 4 of 15 Pages
-------------------                                          ------------------

        --------- --------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Sidus Investment Management, LLC(1)
                  13-4099498

        --------- --------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [x]
           2                                                         (b) [ ]

        --------- --------------------------------------------------------------
                  SEC USE ONLY
           3

        --------- --------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           4
                  DELAWARE

        ----------------------- ------------------------------------------------
                                          SOLE VOTING POWER
                                   5
                                          0
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY  -------------------------------------------------
        EACH REPORTING PERSON
                 WITH              6      SHARED VOTING POWER

                                          2,839,300

                                ------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   7
                                          0

                                ------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   8

                                          2,839,300

        ------------------------------------------------------------------------

            9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    5.9%

        ------------------------------------------------------------------------
            10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES   [  ]

        ------------------------------------------------------------------------

            11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.9%

        ------------------------------------------------------------------------
            12      TYPE OF REPORTING PERSON

                    IA
        ------------------------------------------------------------------------

-------------------
1 Sidus Investment Management, LLC beneficially owns less than 5% of the Common Stock of NMS Communications Corporation for the benefit of a managed account advised by Sidus Investment Management, LLC.

-------------------                                          ------------------
CUSIP No. 629428105                                          Page 5 of 15 Pages
-------------------                                          ------------------

        ------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Al Tobia

        ------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [x]
           2                                                         (b) [ ]

        ------------------------------------------------------------------------
                  SEC USE ONLY
           3

        ------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           4
                  UNITED STATES

        ------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                   5
                                          0
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY  -------------------------------------------------
        EACH REPORTING PERSON
                 WITH              6      SHARED VOTING POWER

                                          2,839,300

                                ------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   7
                                          0

                                ------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   8

                                          2,839,300

        ------------------------------------------------------------------------

            9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    5.9%

        ------------------------------------------------------------------------
            10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES   [  ]

        ------------------------------------------------------------------------

            11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.9%

        ------------------------------------------------------------------------
            12      TYPE OF REPORTING PERSON

                    IN
        ------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 629428105                                          Page 6 of 15 Pages
-------------------                                          ------------------

        --------- --------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Mike Barone

        --------- --------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [x]
           2                                                         (b) [ ]

        --------- --------------------------------------------------------------
                  SEC USE ONLY
           3

        --------- --------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           4
                  United States

        ----------------------- ------------------------------------------------
                                          SOLE VOTING POWER
                                   5
                                          0
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY  -------------------------------------------------
        EACH REPORTING PERSON
                 WITH              6      SHARED VOTING POWER

                                          2,839,300

                                ------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   7
                                          0

                                ------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   8

                                          2,839,300

        ------------------------------------------------------------------------

            9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    5.9%

        ------------------------------------------------------------------------
            10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES   [  ]

        ------------------------------------------------------------------------

            11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.9%

        ------------------------------------------------------------------------
            12      TYPE OF REPORTING PERSON

                    IN
        ------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 629428105                                          Page 7 of 15 Pages
-------------------                                          ------------------


ITEM 1.  (a).  Name of Issuer:  NMS Communications Corporation

         (b).  Address of Issuer's Principal Executive Offices:

                           100 Crossing Boulevard
                           Framingham, Massachusetts  01702

ITEM 2.  (a).  Name of Persons Filing:


         This Statement is being filed jointly by (i) Sidus Investment Partners, L.P., a Delaware limited partnership ("Sidus Partners"); (ii) Sidus Investments Ltd., a Cayman Islands exempted corporation, ("Sidus Investments"); (iii) Sidus Investment Management, LLC, a Delaware limited liability company, which serves as investment manager to Sidus Partners, Sidus Investments, and a certain managed account which is a beneficial owner of shares (the "Manager"); (iv) Messrs. Al Tobia and Mike Barone, who serves as the managing members of the Manager. Sidus Partners, Sidus Investments, the Manager, and Messrs. Tobia and Barone are sometimes also referred to herein individually as a "Reporting Person" and collectively as "Reporting Persons".


         (b).  Address of Principal Business Office for Each of the
Above:

              (i) Sidus Investment Partners, L.P. -- The address of Sidus Partners' principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

              (ii) Sidus Investments, Ltd. -- The address of Sidus Investments' principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

              (iii) Sidus Investment Management, LLC -- The address of the Manager's principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

              (iv) Al Tobia, Jr. -- Mr. Al Tobia principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

              (v) Mike Barone -- Mr. Mike Barone's principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017

         (c). Citizenship or Place of Organization:

         Sidus Partners and the Manager are organized under the laws of the State of Delaware. Sidus Investments is an exempted company incorporated under the laws of the Cayman Islands. Messrs. Tobia and Barone are citizens of the United States.

-------------------                                          ------------------
CUSIP No. 629428105                                          Page 8 of 15 Pages
-------------------                                          ------------------

         (d). Title of Class of Securities: Common Stock

         (e). CUSIP Number: 629428105

ITEM 3.  If this Statement is Filed Pursuant to Rules 13d-1(b) or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a)   [ ] Broker or dealer registered under Section 15 of the Exchange
                   Act;
         (b)   [ ] Bank as defined in Section 3(a)(6) of the  Exchange Act;
         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
         (d) [ ] Investment company registered under Section 8 of the Investment Company Act;
         (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
         (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  Ownership.

         (a). Amount beneficially owned:


              (i) Sidus Investment Partners, L.P.       2,839,300

              (ii) Sidus Investments, Ltd.              2,839,300

              (iii) Sidus Investment Management, LLC(2) 2,839,300

              (iv) Al Tobia(3)                          2,839,300

----------------
2 Sidus Investment Management, LLC is the investment manager of Sidus Investment Partners, L.P. and Sidus Investments, Ltd., subject to the overall control of the managing members, Al Tobia and Mike Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

3 Al Tobia is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

-------------------                                          ------------------
CUSIP No. 629428105                                          Page 9 of 15 Pages
-------------------                                          ------------------

                  (v) Mike Barone(4)                    2,839,300

         (b). Percentage of class:

                  (i) Sidus Investment Partners, L.P.       5.9%

                  (ii) Sidus Investments, Ltd.              5.9%

                  (iii) Sidus Investment Management, LLC(5) 5.9%

                  (iv) Al Tobia(6)                          5.9%

                  (v) Mike Barone(7)                        5.9%

         (c). Number of shares as to which such person has:

                  (1) Sole power to vote or to direct the vote:

                  (i) Sidus Investment Partners, L.P.          0

                  (ii) Sidus Investments, Ltd.                 0

                  (iii) Sidus Investment Management, LLC(8)    0

                  (iv) Al Tobia(9)                             0


----------------
4 Mike Barone is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

5 Sidus Investment Management, LLC is the investment manager of Sidus Investment Partners, L.P. and Sidus Investments, Ltd., subject to the overall control of the managing members, Al Tobia and Mike Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

6    Al Tobia is a managing member of Sidus Investment Management,
     LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

(7)      Mike Barone is a managing member of Sidus Investment Management,
         LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

(8) Sidus Investment Management, LLC is the investment manager of Sidus Investment Partners, L.P. and Sidus Investments, Ltd., subject to the overall control of the managing members, Al Tobia and Mike Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

(9)      Al Tobia is a managing member of Sidus Investment
         Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

-------------------                                         -------------------
CUSIP No. 629428105                                         Page 10 of 15 Pages
-------------------                                         -------------------


                  (v) Mike Barone(10)                          0

                  (2) Shared power to vote or to direct the vote:


                  (i) Sidus Investment Partners, L.P.    2,839,300

                  (ii) Sidus Investments, Ltd.           2,839,300

                  (iii) Sidus Investment Management, LLC 2,839,300

                  (iv) Al Tobia                          2,839,300

                  (v) Mike Barone                        2,839,300


                  (3) Sole power to dispose or to direct the disposition of:

                  (i) Sidus Investment Partners, L.P.          0

                  (ii) Sidus Investments, Ltd.                 0

                  (iii) Sidus Investment Management, LLC(11)   0

                  (iv) Al Tobia(12)                            0

                  (v) Mike Barone(13)                          0


----------------

(10)     Mike Barone is a managing member of Sidus Investment Management,
         LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.


(11) Sidus Investment Management, LLC is the investment manager of Sidus Investment Partners, L.P. and Sidus Investments, Ltd., subject to the overall control of the managing members, Al Tobia and Mike Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.


(12)     Al Tobia is a managing member of Sidus Investment
         Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.


(13) Michael J. Barone is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

-------------------                                         -------------------
CUSIP No. 629428105                                         Page 11 of 15 Pages
-------------------                                         -------------------


                  (4) Shared power to dispose or to direct the disposition of:

                  (i) Sidus Investment Partners, L.P.    2,839,300

                  (ii) Sidus Investments, Ltd.           2,839,300

                  (iii) Sidus Investment Management, LLC 2,839,300

                  (iv) Al Tobia                          2,839,300

                  (v) Mike Barone                        2,839,300

ITEM 5.  Ownership of Five Percent or Less of a Class:


         Not Applicable.


ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  The Shares owned by Sidus Partners, Sidus Investments, the Manager, and Messrs. Al Tobia and Mike Barone are beneficially owned by Sidus Partners, Sidus Investments, and the Manager (on behalf of a certain managed account advised by the Manager). Sidus Partners, Sidus Investments, the Manager, and Messrs. Al Tobia and Mike Barone individually beneficially own less than 5% of the Shares. Each of Sidus Partners, Sidus Investments, the Manager, and Messrs. Al Tobia and Mike Barone may be deemed to possess the power to vote and dispose or direct the disposition of the Shares.


ITEM 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

         Not Applicable.

ITEM 8.  Identification and Classification of Members of the Group:

         See Item 2.

ITEM 9.  Notice of Dissolution of Group:

         Not Applicable.

-------------------                                         -------------------
CUSIP No. 629428105                                        Page 12 of 15 Pages
-------------------                                         -------------------


Item 10. Certification:


         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            SIDUS INVESTMENT PARTNERS, L.P.


Date:  January 30, 2006     By: /s/ Al Tobia
                                ------------------------
                                Al Tobia managing member of Sidus
                                Investment Management, LLC,
                                the investment manager

                            By: /s/ Mike Barone
                                ---------------------
                                Mike Barone, managing member of Sidus
                                Investment Management, LLC,
                                the investment manager


                            SIDUS INVESTMENTS, LTD.

Date:  January 30, 2006     By:  /s/ Al Tobia
                                 ------------------------
                                 Al Tobia, managing member of Sidus
                                 Investment Management, LLC,
                                 the investment manager

                            By:  /s/ Mike Barone
                                 ---------------------
                                 Mike Barone, managing member of Sidus
                                 Investment Management, LLC,
                                 the investment manager


                            SIDUS INVESTMENT MANAGEMENT, LLC

Date:  January 30, 2006     By:  /s/ Al Tobia
                                 ------------------------
                                 Al Tobia, managing member

                            By:  /s/ Mike Barone
                                 ---------------------
                                 Mike Barone, managing member

-------------------                                         -------------------
CUSIP No. 532226107                                         Page 13 of 15 Pages
-------------------                                         -------------------


                                              AL TOBIA

Date:  January 30, 2006                       By: /s/ Al Tobia
                                                  ------------------------


                                              MIKE BARONE

Date:  January 30, 2006                       By: /s/ Mike Barone
                                                  ---------------------

-------------------                                         -------------------
CUSIP No. 629428105                                         Page 14 of 15 Pages
-------------------                                         -------------------


EXHIBIT 1 -- AGREEMENT OF JOINT FILING

             In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that the foregoing statement on Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

             IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 30th day of January, 2006.

                            SIDUS INVESTMENT PARTNERS, L.P.


Date:  January 30, 2006     By:  /s/ Al Tobia
                                 ------------------------
                                 Al Tobia, managing member of Sidus
                                 Investment Management, LLC,
                                 the investment manager

                            By:  /s/ Mike Barone
                                 ---------------------
                                 Mike Barone, managing member of Sidus
                                 Investment Management, LLC,
                                 the investment manager

                            SIDUS INVESTMENTS, LTD.

Date:  January 30, 2006     By:  /s/ Al Tobia
                                 ------------------------
                                 Al Tobia, managing member of Sidus
                                 Investment Management, LLC,
                                 the investment manager

                            By:  /s/ Mike Barone
                                 ---------------------
                                 Mike Barone, managing member of Sidus
                                 Investment Management, LLC,
                                 the investment manager


                            SIDUS INVESTMENT MANAGEMENT, LLC

Date:  January 30, 2006     By:  /s/ Al Tobia
                                 ------------------------
                                 Al Tobia, managing member

                            By:  /s/ Mike Barone
                                 ---------------------
                                 Mike Barone, managing member

-------------------                                         -------------------
CUSIP No. 629428105                                         Page 15 of 15 Pages
-------------------                                         -------------------


                             AL TOBIA

Date:  January 30, 2006      By:  /s/ Al Tobia
                                  ------------------------

                                  MIKE BARONE

Date:  January 30, 2006      By:  /s/ Mike J. Barone
                                  ---------------------